                                                Filed pursuant to Rule 424(b)(5)
                                                          SEC File No. 333-32731

PRICING SUPPLEMENT
(To Prospectus dated September 29, 1998 and Prospectus Supplement dated July 11, 2001)

                                  $425,000,000
                         [LOGO OF HALLIBURTON COMPANY]


                   $150,000,000 Floating Rate Notes Due 2003
                         $275,000,000 6% Notes Due 2006

  The 6% Notes Due 2006 and the Floating Rate Notes Due 2003 are part of a series of Medium Term Notes Due Nine Months or More From Date of Issue, Series B, of Halliburton Company described in the accompanying prospectus and prospectus supplement. Interest on the fixed rate notes will be payable semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 2002. Interest on the floating rate notes will be payable quarterly in arrears on January 16, April 16, July 16 and October 16 of each year, commencing on October 16, 2001. The fixed rate notes will mature on August 1, 2006 and may be redeemed at our option prior to maturity. The floating rate notes will mature on July 16, 2003 and may not be redeemed at our option prior to maturity. The notes will be issued in book entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples thereof. See "Certain Terms of the Notes."

  See "Risk Factors" beginning on page S-3 of the accompanying prospectus supplement for a discussion of matters that should be considered in connection with an investment in the notes.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this pricing supplement, the related prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  Price to   Underwriting
                                 Public(1)    Discount(2) Proceeds to Company(1)
--------------------------------------------------------------------------------
Per Fixed Rate Note...........       99.572%      0.500%            99.072%
 Total........................  $273,823,000  $1,375,000       $272,448,000
Per Floating Rate Note........      100.000%      0.250%            99.750%
 Total........................  $150,000,000    $375,000       $149,625,000
--------------------------------------------------------------------------------
Combined Total................  $423,823,000  $1,750,000       $422,073,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from July 16, 2001.
(2) The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Supplemental Plan of Distribution."

                               ----------------

                          Joint Book-Running Managers

Salomon Smith Barney                                                    JPMorgan

                               ----------------

ABN AMRO Incorporated
                                      HSBC
                                                     The Royal Bank of Scotland

The date of this Pricing Supplement is July 11, 2001.

                              RECENT DEVELOPMENTS

Dresser Equipment Group

  On April 10, 2001, we concluded the sale of the Dresser Equipment Group to an investor group consisting primarily of First Reserve Corporation and Odyssey Investment Partners, LLC. The Dresser Equipment Group, the sale of which was accounted for as discontinued operations in our December 31, 2000 financial statements, was made up of the operating divisions that design, manufacture and market equipment used by the energy industry to complete the process of finding, extracting, processing, and delivering petroleum and its related products. The value of the sale was $1.55 billion in cash and assumed liabilities. The transaction resulted in a $500 million pre-tax gain and a $300 million after-tax gain, or $0.70 per share. This gain will be recognized in the second quarter of 2001. One of our subsidiaries retained ownership of 5.1% of Dresser Equipment Group as part of the transaction. After adjustments for assumed liabilities and changes in net assets since the date of the purchase agreement, we received approximately $1.3 billion in net cash proceeds. After payment of taxes and sale expenses, we will net approximately $1.0 billion in cash. These amounts are subject to adjustments based upon the audited Dresser Equipment Group balance sheet as of the closing.

Harbison-Walker Asbestos Claims

  Harbison-Walker Refractories Company ("Harbison"), formerly owned by one of our subsidiaries, Dresser Industries, Inc. ("Dresser"), has requested that Dresser provide Harbison with claims management and financial assistance for asbestos claims Harbison assumed when it was spun-off from Dresser in 1992.

  Many of these Harbison claims are asserted in lawsuits that also name Dresser as a defendant and Harbison is, in effect, co-insured with Dresser under a substantial insurance program that covers these claims and other asbestos claims against Dresser. Consequently, Dresser has a substantial interest in their resolution and the most effective use of this insurance.

  In 1967 Dresser acquired Harbison's refractory manufacturing business and operated it as a division. In 1992 the refractory business and other non-core Dresser businesses were placed in a new subsidiary, Indresco, Inc., and spun-off to Dresser's shareholders. Indresco's name was later changed to Harbison-Walker Refractories Company. Harbison is now a subsidiary of RHI AG, an Austrian company.

  In conjunction with the 1992 spin-off, Dresser and Harbison entered an agreement that allocated between them responsibility for asbestos claims related to the refractory business. Dresser agreed to retain claims filed before the spin-off. Harbison agreed to assume claims filed after the spin-off and to indemnify and defend Dresser against those claims.

  We are now investigating Harbison's asbestos claims, including the status of various completed and proposed settlements and open unsettled claims, and the financial condition of Harbison and its affiliates. Based on information received, we believe that Harbison now has about 165,000 open claims of which approximately 52,000 are subject to various settlement negotiations or agreements. These claims have not been previously reported by us because of Harbison's agreement to assume full responsibility for these claims and to indemnify and defend Dresser against them.

  If we determine that Harbison is unable to perform adequately its obligations under the assumption agreement and that it is in our best interest to do so, we may take the primary role for management and resolution of Harbison's claims. A decision in this regard is expected in the next several weeks.

  Based on the information we have developed to date and our own experience in managing asbestos claims, we believe that, if such a decision is made, it would require an additional reserve for estimated known claims at June 30, 2001, net of insurance recoveries, of approximately $50 to $60 million, after-tax. This reserve would be recorded as a discontinued operations expense and be reduced by the contributions Harbison is capable of making toward the resolution of these claims.

                                USE OF PROCEEDS

  The net proceeds from the sale of the notes will be added to our general funds and used for general corporate purposes, which may include repayment of debt, acquisitions and loans and advances to, and investments in, our subsidiaries to provide funds for working capital, repayment of debt and capital expenditures. Until the net proceeds are utilized, it is expected that the net proceeds will be placed in interest bearing time deposits or invested in short-term marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                            Three Months
              Years Ended December 31,         Ended
         ----------------------------------  March 31,
          1996   1997   1998   1999   2000      2001
         ------ ------ ------ ------ ------ ------------
          5.6    7.3    (a)    2.4    2.3       3.3

--------
(a) Earnings were inadequate to cover fixed charges by $6.0 million.

  For purposes of computing the ratio of earnings to fixed charges: (i) fixed charges consist of interest on debt (whether expensed or capitalized), amortization of debt discount and expense and a portion of rental expense determined to be representative of interest and (ii) earnings consist of income
(loss) from continuing operations before provision for income taxes, minority interest, cumulative effects of accounting changes and extraordinary items plus fixed charges as described above, adjusted to exclude capitalized interest and by the excess or deficiency of dividends over income of 50 percent or less owned entities accounted for by the equity method.

                           CERTAIN TERMS OF THE NOTES

  The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the medium term notes as set forth and described in the accompanying prospectus and prospectus supplement, to which description reference is hereby made. References to the notes are to the 6% Notes Due 2006 and the Floating Rate Notes Due 2003.

General

  The notes are part of our Medium Term Notes Due Nine Months or More from Date of Issue, Series B, described in the accompanying prospectus and prospectus supplement.

  The notes will be issued in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples thereof.

  For further information regarding the terms of the notes, see "Description of the Notes" in the accompanying prospectus supplement.

Certain Terms of the 6% Notes Due 2006

  The 6% Notes Due 2006 are Fixed Rate Notes (as defined in the accompanying prospectus supplement). The fixed rate notes will bear interest at the rate per annum shown on the cover page of this pricing supplement from July 16, 2001, or from the most recent date to which interest has been paid. Interest will be payable semiannually on February 1 and August 1 of each year, commencing on February 1, 2002 to the persons in whose names the fixed rate notes are registered at the close of business on the fifteenth calendar day (whether or not a Business Day, as defined in the accompanying prospectus supplement) immediately preceding such interest payment date. Interest payable at maturity will be payable to the persons to whom principal will be payable. The fixed rate notes will mature on August 1, 2006.

 Optional Redemption of Notes

  The fixed rate notes will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of:

  .  100% of the principal amount of such notes, and

  . the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption.

  For the purpose of determining the optional redemption price, the following definitions are applicable:

  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the fixed rate notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

  "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (B), if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quotated in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means each of Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. and their respective successors; provided, however, that, if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of fixed rate notes to be redeemed.

  Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the fixed rate notes or portions thereof called for redemption.

Certain Terms of the Floating Rate Notes Due 2003

  The Floating Rate Notes Due 2003 are Regular Floating Rate Notes (as defined in the accompanying prospectus supplement). The floating rate notes will mature on July 16, 2003 and are not subject to redemption prior to maturity.

  The floating rate notes will bear interest at a floating rate of interest from July 16, 2001, payable quarterly in arrears on January 16, April 16, July 16, and October 16 of each year (each, an "Interest Payment Date"), commencing October 16, 2001, to the persons in whose names the floating rate notes are registered at the close of business on the fifteenth calendar day (whether or not a Business Day, as defined in the accompanying prospectus supplement) immediately preceding such Interest Payment Date.

  The floating rate notes will not be subject to any sinking fund.

 Rate of Interest

  The rate of interest payable from time to time in respect of the floating rate notes, which we refer to as the "Rate of Interest," will be a floating rate subject to adjustment on a quarterly basis and determined by reference to LIBOR for three-month U.S. dollar deposits, determined as described below, plus a spread of 0.15% per annum. All percentages resulting from any calculation on the floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or
 .0987655), and all dollar amounts used in or resulting from such calculation on the floating rate notes will be rounded to the nearest cent, with one-half cent being rounded upward.

  At approximately 11:00 a.m., London time, on the second day on which dealings in U.S. dollars are transacted in the London interbank market immediately preceding the commencement of the Interest Period (defined below) for which such Rate of Interest will apply (each such day an "Interest Determination Date"), the Calculation Agent will calculate the Rate of Interest for such Interest Period, in accordance with the provisions described below, as the rate per annum equal to 0.15% above LIBOR (defined below). "Interest Period" means the period beginning on, and including, July 16, 2001, and ending on, but excluding, the first interest payment date for the floating rate notes and each successive period beginning on, and including, an interest payment date for the floating rate notes and ending on, but excluding, the next succeeding interest payment date for the floating rate notes.

  "LIBOR" means the rate determined in accordance with the following provisions:

  (1) the rate appearing as of 11:00 a.m., London time, on the Interest Determination Date on the display on Telerate, Inc. (or any successor service) on Page 3750 (or such other page as may replace that page on such display) for three-month U.S. dollar deposits commencing on the first day of the applicable Interest Period in the London interbank market, unless fewer than two such offered rates so appear, or

  (2) if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular Interest Determination Date on the Telerate page as specified in clause (1), the rate calculated by the Calculation Agent as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks (which may include affiliates of the underwriters), in the London interbank market to provide the Calculation Agent with its offered quotation for three-month U.S. dollar deposits, commencing on the first day of the applicable Interest Period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time, or

  (3) if fewer than two offered quotations referred to in clause (2) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in London, England, on that Interest Determination Date by three major banks (which may include affiliates of the underwriters) in London, England, selected by the Calculation Agent for three-month loans in U.S. dollars to leading European banks, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time, or

  (4) if the banks so selected by the Calculation Agent are not quoting as described in clause (3), LIBOR in effect immediately prior to the particular Interest Determination Date.

 Determination of Rate of Interest and Calculation of Interest Amount

  The Calculation Agent will, on each Interest Determination Date, determine the Rate of Interest and calculate the amount of interest payable in respect of the following Interest Period, which we refer to as the "Interest Amount." The Interest Amount will be calculated by multiplying the principal amount by an accrued interest factor. The accrued interest factor will be computed by adding the interest factor calculated for each day in the applicable Interest Period. The interest factor for each such day will be computed by dividing the applicable Rate of Interest by 360.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

  Subject to the terms and conditions set forth in the Terms Agreement dated July 11, 2001, which incorporates provisions from the Distribution Agreement dated February 12, 1999, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the respective principal amount of the notes set forth opposite its name below:

                                                             Principal Amount
           Underwriter                                      of Fixed Rate Notes
           -----------                                      -------------------
   Salomon Smith Barney Inc................................    $116,875,000
   J.P. Morgan Securities Inc..............................     116,875,000
   ABN AMRO Incorporated...................................      13,750,000
   HSBC Securities (USA) Inc...............................      13,750,000
   The Royal Bank of Scotland plc..........................      13,750,000
                                                               ------------
     Total.................................................    $275,000,000
                                                               ============

                                                            Principal Amount of
           Underwriter                                      Floating Rate Notes
           -----------                                      -------------------
   Salomon Smith Barney Inc................................    $ 63,750,000
   J.P. Morgan Securities Inc..............................      63,750,000
   ABN AMRO Incorporated...................................       7,500,000
   HSBC Securities (USA) Inc...............................       7,500,000
   The Royal Bank of Scotland plc..........................       7,500,000
                                                               ------------
     Total.................................................    $150,000,000
                                                               ============

  The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this pricing supplement, and to certain dealers at such price less a concession not in excess of 0.30% of the principal amount per fixed rate note and not in excess of 0.15% of the principal amount per floating rate note. The underwriters may allow, and such dealers may reallow, a discount not in excess of 0.20% of the principal amount per fixed rate note to certain other dealers and a discount not in excess of 0.10% of the principal amount per floating rate note to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue any market making at any time without notice. The notes will not be listed on any stock exchange and there can be no assurance that there will be a secondary market for the notes or that there will be liquidity in such market if one develops.

  We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Distribution" in the accompanying prospectus and "Plan of Distribution" in the related prospectus supplement.

PROSPECTUS SUPPLEMENT
(To prospectus dated September 29, 1998)
                                 $600,000,000
                              HALLIBURTON COMPANY
                               Medium-Term Notes
             Due Nine Months or More From Date of Issue, Series B

                                ---------------

  The Company: Halliburton Company. Our principal executive offices are located at 3600 Lincoln Plaza, 500 North Akard, Dallas, Texas 75201 and our telephone number is (214) 978-2600.

  The Notes: We plan to offer and sell notes from time to time with various terms, including the following:

  . Ranking as our senior indebtedness.

  . Stated maturities of nine months or more.

  . Redemption or repayment provisions, if applicable, whether mandatory, at our option or at the option of the noteholders.

  . Payments in U.S. dollars or another currency specified in the pricing supplement.

  . Minimum denominations of $1,000.

  . Book-entry (through DTC) or certificated form.

  . Interest payments on fixed rate notes on each March 31 and September 30.

  . Interest at fixed or floating rates or no interest at all. Floating interest rates may be based on one or more bases, including the following bases, plus or minus a spread or times a spread multiplier:

       . CD rate.

       . CMT rate.

       . Commercial paper rate.

       . Eleventh district cost of funds rate.

       . Federal funds rate.

       . LIBOR.

       . Prime rate.

       . Treasury rate.

  . Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis.

  . Interest rates on floating rate notes will be reset daily, weekly, monthly, quarterly, semiannually or annually.

  . Floating rate notes may be regular, floating rate/fixed rate or inverse floating rate.

  . The notes may also be discount notes, indexed notes or amortizing notes.

  We will specify the final terms for each note issuance, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

Investing in the Notes involves risks. See "Risk Factors" beginning on page S-
                                      3.

 NEITHER  THE SECURITIES  AND EXCHANGE  COMMISSION NOR  ANY STATE  SECURITIES
   COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF
     THIS PROSPECTUS  SUPPLEMENT, THE  RELATED PROSPECTUS OR  ANY PRICING
      SUPPLEMENT  IS  TRUTHFUL OR  COMPLETE. ANY  REPRESENTATION TO  THE
        CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       Price to    Agents' Discounts
                      Public(1)    and Commissions(1)    Proceeds to Company
-------------------------------------------------------------------------------
Per Note...........      100%         .125%-.750%          99.875%-99.250%
-------------------------------------------------------------------------------
Total..............  $600,000,000 $912,000-$4,500,000 $599,088,000-$595,500,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Unless otherwise indicated in the applicable pricing supplement.

                                ---------------

  We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents, on an agency basis, using their reasonable efforts on our behalf. We may also sell notes through or to other agents.

  If we sell other debt securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement will be reduced.

                                ---------------

Merrill Lynch & Co.
                         JPMorgan
                                         Lehman Brothers
                                                              Morgan Stanley

                                ---------------

           The date of this prospectus supplement is July 11, 2001.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF THE NOTES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. THESE TRANSACTIONS MAY INCLUDE STABILIZING BIDS, SYNDICATE COVERAGE TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Risk Factors...............................................................  S-3
Cautionary Statements Concerning Forward-Looking Statements................  S-9
Description of the Notes................................................... S-12
United States Federal Income Tax Considerations............................ S-33
Plan of Distribution....................................................... S-41

                                  Prospectus

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    3
The Company................................................................    4
Use of Proceeds............................................................    5
Ratio of Earnings to Fixed Charges.........................................    6
Description of Debt Securities.............................................    6
Description of Capital Stock...............................................   16
Distribution...............................................................   19
Legal Matters..............................................................   19
Experts....................................................................   19

  References in this prospectus supplement to Halliburton, the "Company," "we," "us," and "our" are to Halliburton Company. References to the Notes are to our Medium-Term Notes Due Nine Months or More From Date of Issue, Series B.

  You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor any of the agents has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any of the agents are making an offer to sell the notes in any jurisdiction in which the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date of the applicable pricing supplement. Our business, financial condition and results of operations may have changed since that date.

                                 RISK FACTORS

  Your investment in the Notes involves substantial risks. These risks include those associated with the terms of the Notes themselves and those associated with our Company and business. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you. The Notes are not an appropriate investment for you if you are not sophisticated with respect to their significant terms and provisions.

Risks Relating to the Terms of the Notes

Your investment in any Notes that are indexed, as to principal, premium or interest, to one or more interest rates or other indices or formulas entails significant risks that are not associated with similar investments in conventional fixed or floating rate securities.

  These risks include the possibilities that:

  . the indices or formulas may be subject to significant changes;

  . interest will be payable at a rate lower than that of a conventional fixed or floating rate security issued by us at the same time;

  . repayment of the principal or premium of the Notes may occur at times other than as expected by you; and

  . you could lose all or a substantial portion of the principal or premium payable at the maturity of the Notes.

If the formula used to determine the amount of principal, premium or interest payable with respect to the Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or formula will be magnified.

  In recent years, the values of some indices and formulas have been highly volatile and that volatility may continue. Past fluctuations in the value of any particular index or formula may not be indicative of future fluctuations.

  These risks entail a number of interrelated factors, including economic, financial and political events, over which we have no control.

Redemption may adversely affect your return on the Notes.

  If your Notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem your Notes at times when prevailing interest rates may be relatively low. In these situations, you generally will be unable to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

There may be an uncertain trading market for your Notes; many factors affect the trading value of your Notes.

  We cannot assure you that a trading market for your Notes will ever develop or be maintained. Many factors independent of our creditworthiness may affect the trading market for your Notes. These factors include:

  . the method of calculating the principal, premium and interest in respect of the Notes;

  . the complexity and volatility of any index or formula used in that method of calculation;

  . the time remaining to the maturity of the Notes;

  . the outstanding amount of the Notes;

  . the redemption features of the Notes;

  . the amount of other debt securities linked to the index or formula relating to the Notes; and

  . the level, direction and volatility of market interest rates generally.

  In addition, because some Notes may be designed for specific investment objectives or strategies, these Notes will have a more limited trading market and experience more price volatility. There may be a limited number of buyers for these Notes. This may affect the price you receive for these Notes or your ability to sell these Notes at all. You should not purchase Notes unless you understand and know you can bear the related investment risks.

Your investment in the Notes will not be protected against a change in control of our Company.

  Your Notes will not contain any provisions that will protect you in the event of a change of control of our Company or in the event of a highly leveraged transaction, whether or not that transaction results in a change of control of our Company.

Our credit ratings may not reflect all risks of an investment in the Notes.

  Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your Notes. Our credit ratings, however, may not reflect the potential impact of risks related to market or other factors discussed above on the value of your Notes.

If you purchase Notes denominated or payable in a foreign currency, you will incur significant risks not entailed in a similar investment in a security denominated in U.S. dollars.

  Risks related to Notes denominated or payable in a foreign currency include:

  . the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies in which your Notes are denominated; and

  . the possibility of the imposition or modification of exchange controls by either the United States or foreign governments.

  Depreciation against the U.S. dollar or the currency in which your foreign currency note is payable would result in a decrease in the effective yield of your foreign currency note, could result in a reduction of your yield below the stated interest rate and could result in a loss to you on a U.S. dollar basis.

  The imposition of exchange controls could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal, premium or interest on your foreign currency note. Even in the absence of actual exchange controls, it is possible that the foreign currency required by the terms of your foreign currency note would be unavailable at the time of required payments on the note. In that event, we would make payments in U.S. dollars based on the most recently available market exchange rate.

  Your Notes will be governed by New York law. Under current New York law, a New York state court rendering a judgment in respect of a foreign currency note would be required to render judgment in that foreign currency. That foreign currency judgment would then be converted into U.S. dollars at the market exchange rate on the date of the judgment. Accordingly, you would be subject to exchange rate fluctuations between the date of the judgment and the time we actually pay the judgment.

Risks Specific to our Company

 Our organization as a holding company means we are dependent upon the free cash flow and earnings of our subsidiaries for our cash requirements, including payment of your Notes.

  In 1996, we reorganized our corporate structure to establish a holding company as the parent company of our operating subsidiaries. Your Notes will be obligations of the holding company exclusively. Our cash flow and our ability to pay your Notes are substantially dependent on the free cash flow and earnings of our subsidiaries and the payment of funds by them to us in the form of loans, advances or dividends.

  Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on your Notes. The payment of dividends and making of loans and advances to us by certain of our foreign subsidiaries are subject to statutory and regulatory restrictions. In the case of all our subsidiaries, these kinds of funding transactions are contingent upon the earnings of our subsidiaries and are subject to various business considerations.

 Our organization as a holding company also means that your claim as a holder of the Notes against the assets of our subsidiaries will be effectively subordinated to the claims of creditors of our subsidiaries.

  At March 31, 2001, our subsidiaries had approximately $4.1 billion of outstanding liabilities, including trade and other accounts payable, advance billings on uncompleted contracts and long-term debt (but excluding intercompany indebtedness). Our right to receive assets of our subsidiaries upon their liquidation (and thus your right as a noteholder to participate in those assets) will be effectively subordinated to the claims of creditors of those subsidiaries. This will not be the case to the extent that we are recognized as a creditor of those subsidiaries. In the latter case, our claims (and thus yours) will only be subordinate to those of other creditors whose claims are secured or senior to ours.

 Demand for our services and products depends on oil and gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. A prolonged downturn in oil and gas prices could have a material adverse effect on our results of operations and financial condition.

  Demand for our products and services is particularly sensitive to the level of development, production and exploration activity of, and the corresponding capital spending by, oil and natural gas companies. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of other factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, development and production activity. Lower levels of activity result in a corresponding decline in the demand for our oil and gas well services and products that could have a material adverse effect on our revenues and profitability. Factors affecting the prices of oil and natural gas include:

  . governmental regulations;

  . global weather conditions;

  . worldwide political, military and economic conditions, including the ability of OPEC to set and maintain production levels and prices for oil and gas;

  . the level of production by non-OPEC countries;

  . the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves; and

  . the level of demand for oil and natural gas.

Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future.

  During 2000, the demand for our oilfield services and products recovered from lower levels in 1999 and late 1998. This improvement continued through the first quarter of 2001. Consistent with past history, the activity levels in the United States were the first to rebound with increased demand for products and services and an improved pricing environment. Internationally, our business activity levels have not increased as much as in North America, although customers who are focused on oil projects are now starting to increase their global capital spending. The turnaround in international rig activity continued in the first quarter of 2001, with the highest average rig count since 1998 at 724 rigs working compared to 710 in the fourth quarter of 2000. Our engineering and construction group customers have been reluctant to undertake new projects resulting in a lower demand for those products and services in 2000 and into 2001. More than one-half of our engineering and construction revenues come from customers in the oil and gas industry and these factors impact our operations. We believe that our customers will begin to award more engineering and construction projects later this year. However, new contracts we acquire in the third and fourth quarters of this year will not produce significant revenue or operating income before next year.

 There are risks to our acquisition strategy. If we are unable to integrate and manage successfully businesses that we have acquired and any businesses acquired in the future, our results of operations and financial condition could be affected.

  One of our business strategies is to acquire operations and assets that are complementary to our existing businesses. Acquiring these operations and assets involves financial, operational and legal risks, including:

  . increased levels of goodwill subject to potential impairment;

  . increased interest expense;

  . increased financial leverage or decreased operating income;

  . the difficulty of combining operations and personnel of the acquired businesses with ours; and

  . the difficulty of maintaining uniform standards, controls, procedures and policies.

  In addition, other potential buyers compete with us for acquisitions of businesses. Competition could cause us to pay a higher price for acquisitions than we otherwise might have to pay or reduce our acquisition opportunities. We might be unsuccessful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms or integrating the acquired businesses or assets into our operations.

 A significant portion of our revenue is derived from our non-U.S. operations. This exposes us to risks inherent in doing business in each of the more than 120 other countries in which we transact business. The occurrence of any of the risks set forth below could have an adverse effect on our results of operations and financial condition.

  Our operations in more than 120 countries other than the United States accounted for approximately 70% of our consolidated revenues during 1999 and 66% of our consolidated revenues during 2000. Operations in countries other than the United States are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

  . expropriation and nationalization;

  . political and economic instability;

  . armed conflict and civil disturbance;

  . currency fluctuations, devaluations and conversion restrictions;

  . confiscatory taxation or other adverse tax policies;

  . governmental activities that limit or disrupt markets, restrict payments or the movement of funds; and

  . governmental activities that may result in the deprivation of contract rights.

 Our ability to compete outside of the United States may be adversely affected by governmental regulations promulgated in numerous countries in which we transact business. If these regulations apply to us, they may require us to engage in business practices that may not be to our benefit.

  Those regulations frequently:

  . encourage or mandate the hiring of local contractors; and

  . require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

  In addition, we are subject to taxation in many jurisdictions, and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Foreign income tax returns of foreign subsidiaries, unconsolidated affiliates and related entities are routinely examined by foreign tax authorities. These tax examinations may result in assessments of additional taxes or penalties or both.

 A sizable portion of our consolidated revenues and consolidated operating expenses are in foreign currencies. As a result, we are subject to significant foreign exchange risks that could adversely affect our operations, as well as limit our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

  We do business in countries that have non-traded, or "soft," currencies that have restricted or limited trading markets. We may accumulate cash in soft currencies which may significantly limit our ability to convert our profits into U.S. dollars or repatriate the profits from those countries.

  We selectively use hedging transactions to limit our exposure to risks from doing business in foreign currencies. We have developed risk management policies that establish guidelines for managing foreign exchange risk. As part of these policies, we have designed a reporting process to monitor the potential exposure on an ongoing basis. We use this process to determine the extent of our foreign currency exposure and to determine whether it is practical or economical to execute financial hedges. For those currencies that are not readily convertible, our ability to hedge exposure is limited because financial hedge instruments for those currencies are nonexistent or limited. Our ability to hedge is also limited because pricing of hedging instruments, where they exist, is often volatile and not necessarily efficient.

 Our businesses are subject to a variety of environmental laws and regulations including those covering hazardous materials. Any failure on our part to comply with applicable environmental laws and regulations could have an adverse effect on our financial condition.

  Our well service operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Our operations and facilities are subject to numerous environmental laws, rules and regulations of the United States and other countries, including laws concerning:

  . the containment and disposal of hazardous substances, oilfield waste and other waste materials;

  . the use of underground storage tanks; and

  . the use of underground injection wells.

  Laws protecting the environment are becoming stricter. Sanctions for failure to comply with these laws, rules and regulations, many of which may be applied retroactively, may include:

  . administrative, civil and criminal penalties;

  . revocation of permits; and

  . corrective action orders.

  Changes in environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on us.

 Some of our subsidiaries are parties to asbestos claim litigation in which the plaintiffs claim that products manufactured by, or materials used in various construction and renovation projects of, those subsidiaries contained asbestos, resulting in injury to the plaintiffs.

  At March 31, 2001, there were about 129,000 open asbestos claims asserted against our subsidiaries. These claims could have a material adverse effect on our consolidated results of operations or consolidated financial condition if:

  . the litigation initiated by Highlands Insurance Company, one of our insurance underwriters relating to asbestos litigation, is not resolved in our favor;

  . our estimate of amounts we will recover from our insurance carriers proves to be incorrect; or

  . future litigation expense and settlement costs vary significantly from our historical experience.

  More detailed information related to asbestos litigation is set forth in
Note 9 to the financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2000, in Note 7 to the quarterly financial statements in our quarterly report on Form 10-Q for the quarter ended March 31, 2001 and in our Current Report on Form 8-K filed on June 29, 2001.

 In the United States, environmental laws and regulations typically impose strict liability. Strict liability means that in some situations we could be exposed to liability for cleanup costs and other damages as a result of our conduct that was lawful at the time it occurred or conduct of prior operators or other third parties.

  Cleanup costs, natural resource damages and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations, could be substantial and could have a material adverse effect on our consolidated results of operations. From time to time, claims have been made against our subsidiaries under environmental laws.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  In this document, Halliburton makes forward-looking statements that include assumptions as to how Halliburton may perform in the future. You will find many of these statements:

  . Under "Risk Factors" in this prospectus supplement beginning on page S-3;

  . in the documents incorporated by reference under "Incorporation of Certain Documents by Reference" in the accompanying prospectus;

  . under "The Company" in the accompanying prospectus; and

  . under "Use of Proceeds" in the accompanying prospectus.

  Also, when we use words like "may," "may not," "believes," "does not believe," "expects," "does not expect," "anticipates," "does not anticipate" and similar expressions, we are making forward-looking statements. These statements should be viewed with caution.

  The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this prospectus supplement and the accompanying prospectus are forward-looking. Forward-looking information involves risks and uncertainties. Forward-looking information that we provide reflects our best judgment based on current information. Our results of operations can be affected by inaccurate assumptions that we may make or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of our forward-looking information. As a result, no forward-looking information can be guaranteed. Actual events and the results of operations may vary materially.

  While it is not possible to identify all factors, we continue to face many risks and uncertainties that could cause actual results to differ from our forward-looking statements including:

Geopolitical and Legal

  . trade restrictions and economic embargoes imposed by the United States and other countries;

  . unsettled political conditions, war, civil unrest, currency controls and governmental actions in the numerous countries in which we operate;

  . operations in countries with significant amounts of political risk, including, for example, Algeria, Angola, Libya, Nigeria, and Russia;

  . changes in foreign exchange rates;

  . changes in governmental regulations in the numerous countries in which we operate including, for example, regulations that:

    . encourage or mandate hiring local contractors; and

    . require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction;

  . litigation, including, for example, contract disputes, asbestos litigation and environmental litigation; and

  . environmental laws, including, for example, those that require emission performance standards for facilities;

Weather Related

  . the effects of severe weather conditions, including, for example, hurricanes and tornadoes, on operations and facilities; and

  . the impact of prolonged severe or mild weather conditions on the demand for and price of oil and natural gas;

Customers

  . the magnitude of governmental spending and outsourcing for military and logistical support of the type that we provide;

  . changes in capital spending by customers in the oil and gas industry for exploration, development, production, processing, refining, and pipeline delivery networks;

  . changes in capital spending by governments for infrastructure projects of the sort that we perform;

  . consolidation of customers in the oil and gas industry; and

  . claim negotiations with engineering and construction customers on cost variances and change orders on major projects;

Industry

  . technological and structural changes in the industries that we serve;

  . sudden changes in energy prices that could undermine the fundamental strength of the world economy or our customers;

  . changes in the price of oil and natural gas, including:

    . OPEC's ability to set and maintain production levels and prices for oil;

    . the level of oil production by non-OPEC countries;

    . the policies of governments regarding exploration for and production and development of their oil and natural gas reserves; and

    . the level of demand for oil and natural gas;

  . changes in the price or the availability of commodities that we use;

  . risks that result from entering into fixed fee engineering, procurement and construction projects of the types that we provide where failure to meet schedules, cost estimates or performance targets could result in non-reimbursable costs which cause the project not to meet expected profit margins;

  . risks that result from entering into complex business arrangements for technically demanding projects where failure by one or more parties could result in monetary penalties; and

  . the risk inherent in the use of derivative instruments of the sort that we use that could cause a change in value of the derivative instruments as a result of:

    . adverse movements in foreign exchange rates, interest rates, or commodity prices, or

    . the value and time period of the derivative being different than the exposures or cash flows being hedged;

Personnel and Mergers/Reorganizations/Dispositions

  . increased competition in the hiring and retention of employees in specific areas, including, for example, energy services operations, accounting and finance;

  . integration of acquired businesses into us, including:

    . standardizing information systems or integrating data from multiple systems;

    . maintaining uniform standards, controls, procedures and policies; and

    . combining operations and personnel of acquired businesses with ours;

  . effectively reorganizing operations and personnel within our Company;

  . replacing discontinued lines of businesses with acquisitions that add value and complement our core businesses; and

  . successful completion of planned dispositions.

  In addition, future trends for pricing, margins, revenues and profitability remain difficult to predict in the industries we serve.

  You should consider carefully the forward-looking statements set forth in:

  . "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Legal Proceedings" in our annual report on Form 10-K for the fiscal year ended December 31, 2000; and

  . "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our quarterly report on Form 10-Q for the period ended March 31, 2001,

which sections are incorporated in this prospectus supplement by reference.

                           DESCRIPTION OF THE NOTES

  We will issue the Notes as a series of Debt Securities under a Second Senior Indenture, dated as of December 1, 1996, as heretofore amended and hereafter amended or modified from time to time (the "Indenture"), with The Chase Manhattan Bank, successor by merger to Chase Bank of Texas, National Association, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus, the Notes or the Indenture, as the case may be. The term "Debt Securities," as used in this prospectus supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of Notes will apply to each Note unless otherwise specified in the applicable pricing supplement.

General

  All of our Debt Securities, including the Notes, that we have issued or will issue under the Indenture will be unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The Indenture does not limit the aggregate amount of Debt Securities that we may issue. Accordingly, we may issue Debt Securities from time to time in one or more series up to the aggregate initial offering price authorized by us for the particular series. As of the date of this prospectus supplement, we have not issued any medium-term notes that are part of the same series as the Notes. We may, from time to time, without the consent of the registered holders of the Notes, issue medium-term notes that are part of the same series as the Notes or other Debt Securities under the Indenture in addition to the $600,000,000 aggregate initial offering price of Notes offered hereby. In addition, we may, from time to time, without the consent of the registered holders of the Notes, issue additional Notes or other Debt Securities having the same terms as previously issued Notes (other than the date of issuance, the date interest, if any, begins to accrue and the offering price, which may vary) that will form a single issue with the previously issued Notes.

  The Notes are currently limited to up to $600,000,000 aggregate initial offering price, or an equivalent amount in one or more foreign currencies. That aggregate initial offering price of Notes offered hereby may be reduced by our sale of other securities referred to in the accompanying prospectus. Notes that bear interest will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable pricing supplement. We may also issue Discount Notes, Indexed Notes and Amortizing Notes, as specified in the applicable pricing supplement.

  Each Note will mature on any day nine months or more from its date of issue (the "Stated Maturity Date"), as specified in the applicable pricing supplement, or on any earlier date on which the principal (or any installment of principal) becomes due and payable, whether by the declaration of acceleration of maturity, notice of redemption at our option, notice of the registered holder's option to elect repayment or otherwise. The Stated Maturity Date or the earlier date, as the case may be, is referred to as the "Maturity Date" with respect to the principal of the particular Note repayable on that date.

  Unless otherwise specified in the applicable pricing supplement, the Notes will be denominated in, and payments of principal, premium and interest will be made in, U.S. dollars. The Notes also may be denominated in, and payments thereunder may be made in, one or more foreign currencies. See "--Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium and Interest." The currency in which a Note is denominated is referred to as the "Specified Currency." If that currency is no longer legal tender for the payment of public and private debts in the country issuing that currency or, in the case of the Euro, in the member states of the European Union that have adopted the single currency, the term "Specified Currency" also includes the currency which is then legal tender in the related country or in the adopting member states of the European Union. References to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of the United States of America.

  You will be required to pay for your Notes in the Specified Currency. At present, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and commercial banks do not generally offer foreign currency checking or savings account facilities in the United States. The Agent from or through which a Foreign Currency Note is purchased may be prepared to arrange for the conversion of U.S. dollars into the other Specified Currency to enable you to pay for your Foreign Currency Note. In that case, you must make a request to that Agent on or before the fifth Business Day (or any other day determined by that Agent) preceding the date of delivery of your Foreign Currency Note. Each conversion will be made by an Agent on the terms and subject to the conditions, limitations and charges as that Agent may from time to time establish in accordance with its regular foreign exchange practices. You will bear all costs of exchange relating to your Foreign Currency Note. See "--Special Provisions Relating to Foreign Currency Notes."

  We may offer Notes with differing interest rates depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of Notes from time to time, but no change of terms will affect any Note that we have previously issued or as to which we have accepted an offer to purchase.

  We will issue each Note as a Book-Entry Note represented by one or more fully registered Global Securities or as a fully registered Certificated Note. The minimum denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples of $1,000. The minimum denominations of each Foreign Currency Note will be specified in the applicable pricing supplement.

  We will pay principal, premium and interest on Book-Entry Notes through the Trustee to the Depositary. See "--Book-Entry Notes." In the case of Certificated Notes, we will pay principal and premium on the Maturity Date in immediately available funds upon presentation and surrender of the Certificated Notes at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at 450 West 33rd Street, 15th Floor, New York, New York 10001. In the case of any repayment on an Optional Repayment Date, you must also submit a duly completed election form if required by the provisions described below. We will pay interest on the Maturity Date of a Certificated Note to the person to whom payment of the principal and premium shall be made. We will pay interest on a Certificated Note on any Interest Payment Date other than the Maturity Date by check mailed to the address of the registered holder of the Note appearing in the Security Register.

  We will, notwithstanding the above payment provisions, pay interest on any Interest Payment Date other than the Maturity Date to each registered holder of $10,000,000 or more in aggregate principal amount of Certificated Notes (whether having identical or different terms and provisions) by wire transfer of immediately available funds. We will provide the same service to a registered holder of Foreign Currency Notes that are Certificated Notes in an equivalent principal amount of a Specified Currency other than U.S. dollars. In any such case, the holder must deliver appropriate wire transfer instructions in writing to the Trustee not less than 15 days before the particular Interest Payment Date. Any wire transfer instructions received by the Trustee will remain in effect until revoked. For special payment terms applicable to Foreign Currency Notes, see "--Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium and Interest."

  "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

    In the case of Foreign Currency Notes, however, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center of the country issuing the Specified Currency. If the Specified Currency is the Euro, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open. In the case of Notes as to which LIBOR is an applicable Interest Rate Basis, the day must also be a London Banking Day.

  "London Banking Day" means a day on which commercial banks are open for business (including dealings in the LIBOR Currency (as defined below)) in London.

  "Principal Financial Center" means, as applicable:

    .  the capital city of the country issuing the Specified Currency; or

    .  the capital city of the country to which the LIBOR Currency relates;

  provided, however, that with respect to U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney and (solely in the case of the Specified Currency) Melbourne, Toronto, Frankfurt, Amsterdam, Milan, London (solely in the case of the LIBOR Currency), Johannesburg and Zurich, respectively.

  Book-Entry Notes may be transferred or exchanged only through the Depositary. See "--Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee. No service charge will be imposed for any such registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed (other than in cases of exchanges not involving any transfer).

  The defeasance and covenant defeasance provisions contained in the Indenture will apply to the Notes. See "Description of Debt Securities" in the accompanying prospectus.

Redemption at the Option of the Company; No Sinking Fund

  If an Initial Redemption Date is specified in the applicable pricing supplement, we may redeem the particular Notes before their Stated Maturity Date at our option on any date on or after that Initial Redemption Date in whole or from time to time in part. In order for us to effect a redemption of these Notes, the redemption:

  . must be in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement and any remaining principal amount thereof shall be at least $1,000 or other minimum authorized denomination;

  . must be at the applicable Redemption Price (as defined below), together with unpaid interest accrued thereon to the date of redemption; and

  . must be pursuant to written notice given to registered holders of the particular Notes to be redeemed at our option not more than 60 nor less than 30 calendar days before the date of redemption.

  . "Redemption Price," with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable pricing supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount thereof to be redeemed. The Initial Redemption Percentage applicable to a Note will decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction until the Redemption Price is equal to 100% of the unpaid principal amount thereof to be redeemed.

For a discussion of the redemption of Discount Notes, see "--Discount Notes."

  Unless otherwise specified in the applicable pricing supplement, the Notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment at the Option of the Holder

  The Notes will be repayable by us at your option prior to the Stated Maturity Date only if one or more Optional Repayment Dates are specified in the pricing supplement. If so specified, you may, at your option, require us to repay those Notes prior to their Stated Maturity Date on any Optional Repayment Date in whole or from time to time in part. These optional repayments must be made:

  . in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount shall be at least $1,000 or other applicable minimum authorized denomination); and

  . at a repayment price equal to 100% of the unpaid principal amount thereof to be repaid, together with unpaid interest accrued thereon to the date of repayment.

Your exercise of the repayment option will be irrevocable.

  For a discussion of the repayment of Discount Notes, see "--Discount Notes."

  For any Note to be repaid, the Trustee must receive, at its corporate trust office in the Borough of Manhattan, The City of New York, not more than 60 nor less than 30 calendar days prior to the date of repayment, the particular Notes to be repaid and:

  . in the case of a Certificated Note, the completed form entitled "Option to Elect Repayment;" or

  . in the case of a Book-Entry Note, repayment instructions from the applicable Beneficial Owner (as defined below) to the Depositary and forwarded by the Depositary.

  Only the Depositary may exercise the repayment option with respect to Global Securities representing Book-Entry Notes. Accordingly, if you are a Beneficial Owner of Global Securities who desires to have all or any portion of the Book-Entry Notes represented thereby repaid, you must instruct the Participant (as defined below) through which you own your interest to direct the Depositary to exercise the repayment option on your behalf. You may do this by forwarding the repayment instructions to the Trustee. To ensure that these instructions are received by the Trustee on a particular day, you must so instruct the Participant through which you own your interest before that Participant's deadline for accepting instructions for that day. Different Participant firms may have different deadlines for accepting instructions from their customers. You should consult your Participant for its deadlines. All instructions that you give to your Participant relating to the option to elect repayment will be irrevocable. In addition, at the time you give repayment instructions, you must cause the Participant through which you own your interest to transfer to the Trustee your interest in the Global Security representing the related Book-Entry Notes on the Depositary's records. See "--Book-Entry Notes."

  To the extent applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, the rules under that Act and any other securities laws or regulations in connection with any repayment of Notes at the option of the registered holders thereof.

  We may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Interest

  Each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable pricing supplement, until the principal is paid. We will pay interest with respect to Fixed Rate Notes and Floating Rate Notes in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date with respect to which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

  Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. The first payment of interest on any Note originally issued between a Record Date (as defined below) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the registered holder on the next succeeding Record Date. The "Record Date" shall be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

 Fixed Rate Notes

  Interest on Fixed Rate Notes will be payable on March 31 and September 30 of each year or on any other date(s) specified in the applicable pricing supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and on the Maturity Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, we will pay principal, premium or interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

 Floating Rate Notes

  Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include:

  . the CD Rate,

  . the CMT Rate,

  . the Commercial Paper Rate,

  . the Eleventh District Cost of Funds Rate,

  . the Federal Funds Rate,

  . LIBOR,

  . the Prime Rate,

  . the Treasury Rate, or

  . any other Interest Rate Basis or interest rate formula as may be specified in the applicable pricing supplement.

  The applicable pricing supplement will specify certain terms of the Floating Rate Notes being offered thereby, including, to the extent applicable:

  . whether the Floating Rate Note is:

       . a "Regular Floating Rate Note,"

       . a "Floating Rate/Fixed Rate Note" or

       . an "Inverse Floating Rate Note;"

  . the Fixed Rate Commencement Date;

  . Fixed Interest Rate;

  . Interest Rate Basis or Bases;

  . Initial Interest Rate;

  . Interest Reset Dates;

  . Interest Payment Dates;

  . Index Maturity;

  . Maximum Interest Rate and/or Minimum Interest Rate;

  . Spread and/or Spread Multiplier; and

  . if one or more of the applicable Interest Rate Bases is LIBOR or the CMT
    Rate, the Designated LIBOR Page and the LIBOR Currency or the Designated CMT Maturity Index and Designated CMT Telerate Page.

  The rate borne by the Floating Rate Notes will be determined as follows:

  The interest rate in effect on each day will be based on:

  . if that day is an Interest Reset Date, the rate determined as of the Interest Determination Date (as defined below) immediately preceding that Interest Reset Date; or

  . if that day is not an Interest Reset Date, the rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

  For purposes of the following discussion, these terms have the meanings ascribed to them:

  . The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to a Floating Rate Note.

  . The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to a Floating Rate Note by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate.

  . The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

  Regular Floating Rate Notes. A Regular Floating Rate Note is a Floating Rate Note other than one that is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or having Other/Additional Provisions apply, in each case relating to a different interest rate formula. A Regular Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

  . plus or minus the applicable Spread, if any; and

  . multiplied by the applicable Spread Multiplier, if any.

  The interest rate in effect for the period, if any, from the date of issue of a Regular Floating Rate Note to the first Interest Reset Date will be the Initial Interest Rate. Commencing on the first Interest Reset Date, the rate at which interest on a Regular Floating Rate Note is payable will be reset as of each Interest Reset Date.

  Floating Rate/Fixed Rate Notes. A Floating Rate Note designated as a Floating Rate/Fixed Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

  . plus or minus the applicable Spread, if any; and

  . multiplied by the applicable Spread Multiplier, if any.

  The interest rate in effect for the period, if any, from the date of issue of a Floating Rate/Fixed Rate Note to the first Interest Reset Date will be the Initial Interest Rate. Commencing on the first Interest Reset Date until the Fixed Rate Commencement Date, the rate at which interest on a Floating Rate/Fixed Rate Note is payable will be reset as of each Interest Reset Date. The interest rate on a Floating Rate/Fixed Rate Note in effect commencing on the Fixed Rate Commencement Date will be the Fixed Interest Rate, if specified in the applicable pricing supplement, or, if unspecified, the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date.

  Inverse Floating Rate Notes. A Floating Rate Note designated as an "Inverse Floating Rate Note" will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases:

  . plus or minus the applicable Spread, if any; and

  . multiplied by the applicable Spread Multiplier, if any;

except that interest on an Inverse Floating Rate Note will not be less than zero.

  The interest rate in effect for the period, if any, from the date of issue of an Inverse Floating Rate Note to the first Interest Reset Date will be the Initial Interest Rate. Commencing on the first Interest Reset Date, the rate at which interest on an Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date.

  Interest Reset Dates. The applicable pricing supplement will specify the dates on which the rate of interest on a Floating Rate Note will be reset (each, an "Interest Reset Date"), and the period between Interest Reset Dates will be the "Interest Reset Period." Unless otherwise provided in the applicable pricing supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset:

  . daily--each Business Day;

  . weekly--the Wednesday of each week, with the exception of weekly reset
    Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset on Tuesday of each week, except as described below under "--Interest Determination Dates;"

  . monthly--the third Wednesday of each month, with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

  . quarterly--the third Wednesday of March, June, September and December of each year;

  . semiannually--the third Wednesday of the two months specified in the applicable pricing supplement; and

  . annually--the third Wednesday of the month specified in the applicable pricing supplement.

  In the case of Floating Rate/Fixed Rate Notes, however, the rate of interest thereon will not reset after the particular Fixed Rate Commencement Date.

  If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the particular Interest Reset Date will be postponed to the next succeeding Business Day, except in the following cases:

  . In the case of a Floating Rate Note as to which LIBOR is an applicable
    Interest Rate Basis and that Business Day falls in the next succeeding calendar month, the particular Interest Reset Date will be the immediately preceding Business Day.

  . In the case of a Floating Rate Note as to which the Treasury Rate is an applicable Interest Rate Basis, if the Interest Determination Date would otherwise fall on an Interest Reset Date, the particular Interest Reset Date will be postponed to the next succeeding Business Day.

  Interest Determination Dates. The interest rate applicable to an Interest Reset Period commencing on the related Interest Reset Date will be determined by reference to the applicable Interest Rate Basis as of the particular "Interest Determination Date," which will be:

  . with respect to the Commercial Paper Rate, Federal Funds Rate and the
    Prime Rate--the Business Day immediately preceding the related Interest Reset Date;

  . with respect to the CD Rate and the CMT Rate--the second Business Day preceding the related Interest Reset Date;

  . with respect to the Eleventh District Cost of Funds Rate--the last working day of the month immediately preceding the related Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index (as defined below);

  . with respect to LIBOR--the second London Banking Day preceding the related Interest Reset Date; and

  . with respect to the Treasury Rate--the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (that is, Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday). In the latter case, however, the Interest Determination Date will be the preceding Friday.

  The Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the second Business Day next preceding the Interest Reset Date for the Floating Rate Note on which each Interest Reset Basis is determinable. Each interest rate basis will be determined as of that date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

  Calculation Dates. An affiliate of the Trustee will be the "Calculation Agent." The interest rate applicable to each Interest Reset Period will be determined by the Calculation Agent on or prior to the Calculation Date (as defined below), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be determined on the particular Interest Determination Date. Upon your request as the registered holder of a Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date.

  The "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of:

  . the tenth calendar day after the particular Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day; or

  . the Business Day immediately preceding the applicable Interest Payment
    Date or the Maturity Date, as the case may be.

  Maximum and Minimum Interest Rates. A Floating Rate Note may also have either or both of the following:

  . a maximum numerical limitation, or ceiling, that may accrue during any Interest Reset Period (a "Maximum Interest Rate);" and

  . a minimum numerical limitation, or floor, that may accrue during any Interest Reset Period (a "Minimum Interest Rate").

  In addition to any Maximum Interest Rate that may apply to a Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by U.S. law.

  Interest Payments. The applicable pricing supplement will specify the dates on which interest on Floating Rate Notes is payable (each, an "Interest Payment Date" with respect to Floating Rate Notes). Unless otherwise provided in the applicable pricing supplement, the Interest Payment Dates will be, in the case of Floating Rate Notes which reset:

  . daily, weekly or monthly--the third Wednesday of each month or the third
    Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

  . quarterly--the third Wednesday of March, June, September and December of each year;

  . semiannually--the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

  . annually--the third Wednesday of the month of each year specified in the applicable pricing supplement.

In addition, the Maturity Date will also be an Interest Payment Date.

  In general, if any Interest Payment Date (other than the Maturity Date) for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day. In the case, however, of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and that Business Day falls in the next succeeding calendar month, the particular Interest Payment Date will be the immediately preceding Business Day.

  If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, we will pay principal, premium and interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

  All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All amounts used in or resulting from any calculation on Floating Rate Notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

  With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the particular Interest Period. The interest factor for each day in the Interest Period will be computed by dividing the interest rate applicable to such day:

  . By 360, in the case of Floating Rate Notes as to which the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate is an applicable Interest Rate Basis; or
  . by the actual number of days in the year, in the case of Floating Rate
    Notes as to which the CMT Rate or the Treasury Rate is an applicable Interest Rate Basis.

  The interest factor for Floating Rate Notes as to which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable pricing supplement applied.

  Interest Rate Definitions. The Calculation Agent will determine the rate derived from each Interest Rate Basis in accordance with the following provisions.

  CD Rate. "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate:

  (1) the rate on the particular Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) (as defined below) under the caption "CDs (secondary market)," or

  (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for negotiable U.S. dollar certificates of deposit of the particular Index Maturity as published in H.15 Daily Update (as defined below), or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)," or

  (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate calculated by the Calculation Agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major U.S. money center banks for negotiable U.S. certificates of deposit with a remaining maturity closest to the particular Index Maturity in an amount that is representative for a single transaction in that market at that time, or

  (4) if the dealers so selected by the Calculation Agent are not quoting as described in clause (3), the CD Rate in effect on the particular Interest Determination Date.

  Definitions:

  . "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

  . "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/ H15/update/, or any successor site or publication.

  CMT Rate. "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate:

  (1) if CMT Telerate Page 7051 is specified in the applicable pricing supplement:

    (a) the percentage equal to the yield for U.S. Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Treasury Constant Maturities," as the yield is displayed on Bridge Telerate, Inc. (or any successor service) on page 7051 (or any other page as may replace the specified page on that service) ("Telerate Page 7051"), for the particular Interest Determination Date, or

    (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7051, the percentage equal to the yield for U.S. Treasury securities at "constant maturity" having the particular Index Maturity and for the particular Interest Determination Date as published in H.15(519) under the caption "Treasury Constant Maturities," or

    (c) if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the particular Interest Determination Date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

    (d) if the rate referred to in clause (c) is not so published, the rate calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three leading primary U.S. government securities dealers in The City of New York (which may include the agents or their affiliates) (each, a "Reference Dealer"), selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

    (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

    (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

    (g) if fewer than five but more than two prices referred to in clause
        (f) are provided as requested, the rate calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

    (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date.

  (2) if CMT Telerate Page 7052 is specified in the applicable pricing supplement:

    (a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption "Treasury Constant Maturities," as the yield is displayed on Bridge Telerate, Inc. (or any successor service) (on page 7052 or any other page as may replace the specified page on that service) ("Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

    (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the week or month, as applicable, preceding the particular Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities," or

    (c) if the rate referred to in clause (b) does not so appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for U.S. Treasury securities at "constant maturity" having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

    (d) if the rate referred to in clause (c) is not so published, the rate calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

    (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

    (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate calculated by the Calculation Agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the Calculation Agent from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at the time, or

    (g) if fewer than five but more than two prices referred to in clause
        (f) are provided as requested, the rate calculated by the Calculation Agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

    (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that Interest Determination Date.

  If two U.S. Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the U.S. Treasury security with the shorter original remaining term to maturity will be used.

  Commercial Paper Rate. "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate:

  (1) the Money Market Yield (as defined below) on that Interest
      Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Commercial Paper-Nonfinancial," or

  (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the particular Index Maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper-Nonfinancial," or

  (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate calculated by the Calculation Agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on that Interest Determination Date of three leading dealers of U.S. dollar commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the particular Index Maturity placed for industrial issuers whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating organization, or

  (4) if the dealers so selected by the Calculation Agent are not quoting as described in clause (3), the Commercial Paper Rate in effect on the particular Interest Determination Date.

  "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                    D X 360
                               ----------------
      Money Market Yield =                        X 100
                                 360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

  Eleventh District Cost of Funds Rate. "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate:

  (1) the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the particular Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. (or any successor service) on page 7058 (or any other page as may replace the specified page on that service) ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on that Interest Determination Date, or

  (2) if the rate referred to in clause (1) does not so appear on Telerate Page 7058, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding that Interest Determination Date, or

  (3) if the Federal Home Loan Bank of San Francisco fails to announce the Index on or prior to the particular Interest Determination Date for the calendar month immediately preceding that Interest Determination Date, the Eleventh District Cost of Funds Rate in effect on the particular Interest Determination Date.

  Federal Funds Rate. "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate:

  (1) the rate on the particular Interest Determination Date for U.S. dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)" and displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace the specified page on that service) ("Telerate Page 120"), or

  (2) if the rate referred to in clause (1) does not so appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective)," or

  (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York (which may include the Agents or their affiliates), selected by the Calculation Agent prior to 9:00 A.M., New York City time, on that Interest Determination Date, or

  (4) if the brokers so selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate in effect on the particular Interest Determination Date.

  LIBOR. "LIBOR" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR, the rate determined in accordance with the following provisions:

  (1) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appears on the LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or

  (2) if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, calculated by the Calculation Agent, or the offered rate, if the LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the particular Index Maturity, commencing on the related Interest Reset Date, that appear or appears, as the case may be, on the LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or

  (3) if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular Interest Determination Date on the LIBOR Page as specified in clause (1) or (2), as applicable, the rate calculated by the Calculation Agent as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks (which may include affiliates of the Agents), in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in the LIBOR Currency for the period of the particular Index Maturity, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

  (4) if fewer than two offered quotations referred to in clause (3) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in London, England, on the particular Interest Determination Date by three major banks (which may include affiliates of the Agents), in London, England selected by the Calculation Agent for loans in the LIBOR Currency to leading European banks, having the particular Index Maturity and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

  (5) if the banks so selected by the Calculation Agent are not quoting as described in clause (4), LIBOR in effect immediately prior to the particular Interest Determination Date.

  Definitions:

  . "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, U.S. dollars.

  .  "LIBOR Page" means either:

   . if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

   . if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

  Prime Rate. "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate:

  (1) the rate on the particular Interest Determination Date as published in H.15(519) under the caption "Bank Prime Loan," or

  (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Bank Prime Loan," or

  (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate calculated by the Calculation Agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as defined below) as the applicable bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on that Interest Determination Date, or

  (4) if fewer than four rates referred to in clause (3) are so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate calculated by the Calculation Agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that Interest Determination Date by three major banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent, or

  (5) if the banks so selected by the Calculation Agent are not quoting as described in clause (4), the Prime Rate in effect on the particular Interest Determination Date.

  "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major U.S. banks.

  Treasury Rate. "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Treasury Rate:

  (1) the rate from the auction held on that Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace that page on that service) ("Telerate Page 56") or page 57 (or any other page as may replace that page on that service) ("Telerate Page 57"), or

  (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate on that Interest Determination Date for the applicable Treasury Bills as published in
      H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," or

  (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate for that Interest Determination Date of the applicable Treasury Bills as announced by the U.S. Department of the Treasury, or

  (4) if the rate referred to in clause (3) is not so announced by the U.S. Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on that Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

  (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on that Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

  (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary U.S. government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

  (7) if the dealers so selected by the Calculation Agent are not quoting as described in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

  "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                     D X N
                               ----------------
     Bond Equivalent Yield =                       X 100
                                 360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Reset Period.

Other/Additional Provisions; Addendum

  Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face of the applicable Notes or in an Addendum relating to the applicable Notes, if so specified on the face of the applicable Notes, and, in each case, as specified in the applicable pricing supplement.

Discount Notes

  We may from time to time offer Notes ("Discount Notes") that have an Issue Price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof (that is, par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity Date. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of a Discount Note will be equal to the sum of:

  . the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of the applicable Discount Note, if applicable, multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable); and

  . any unpaid interest accrued on the Discount Notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

  For purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, a Discount will be accrued using a constant yield method. The constant yield will be calculated using:

  .  a 30-day month, 360-day year convention;

  . a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period);

  . a coupon rate equal to the initial coupon rate applicable to the Discount Note; and

  . an assumption that the maturity of a Discount Note will not be accelerated.

  If the period from the date of issue to the first Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for the Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Federal Income Tax Considerations."

Indexed Notes

  We may from time to time offer Notes ("Indexed Notes") with the amount of principal, premium and interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies relative to an indexed currency or to other items, in each case as specified in the applicable pricing supplement. In some cases, holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable pricing supplement. See also "Risk Factors."

Amortizing Notes

  We may from time to time offer Notes ("Amortizing Notes") with the amount of principal thereof and interest thereon payable in installments over their terms. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable pricing supplement, including a table setting forth repayment information for such Amortizing Notes.

Book-Entry Notes

  We have established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable pricing supplement.

  Upon issuance, all Book-Entry Notes of like tenor and terms up to $400,000,000 aggregate principal amount will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or another nominee of the Depositary to a successor of the Depositary or a nominee of a successor to the Depositary.

  So long as the Depositary or its nominee is the registered holder of a Global Security, the Depositary or its nominee, as the case may be, will be the sole owner of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the registered holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if that Beneficial Owner is not a Participant, on the procedures of the Participant through which that Beneficial Owner owns its interest to exercise any rights of a registered holder under the Indenture. The laws of some jurisdictions require that specified categories of purchasers of securities take physical delivery of securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

  Each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if:

  (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the Global Securities or we become aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to the Depositary within 60 calendar days;

  (ii) we, in our sole discretion, determine that the Global Securities shall be exchangeable for Certificated Notes or

  (iii) an Event of Default has occurred and is continuing with respect to the Notes under the Indenture.

  Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

  The following is based on information furnished by the Depositary:

    The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $400,000,000, one Global Security will be issued with respect to each $400,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations.

    The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, unless use of the book-entry system for such Book-Entry Notes is discontinued.

    To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes that are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to a company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium and interest payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to the Depositary is the responsibility of our Company and the Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    A Beneficial Owner must give notice of any option to elect to have its Book-Entry Notes repaid by us, through its Participant, to the Trustee, and must effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

    The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, if a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

    We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

  The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that we believe to be reliable, but neither we nor any Agent takes any responsibility for the accuracy thereof.

Special Provisions Relating to Foreign Currency Notes

 General

  Unless otherwise specified in the applicable pricing supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the Specified Currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are U.S. residents and, with respect to Foreign Currency Notes, is by necessity incomplete. We and the Agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, their Foreign Currency Notes. These purchasers should consult their own financial and legal advisors with regard to these risks. See "Risk Factors--Risks Relating to the Terms of the Notes." If you purchase notes denominated or payable in a foreign currency, you will incur significant risks not entailed in a similar investment in a security denominated in U.S. dollars.

 Payment of Principal, Premium and Interest

  Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal, premium and interest on, a Foreign Currency Note in the Specified Currency. Any amounts so payable by us in the Specified Currency will be converted by the exchange rate agent named in the applicable pricing supplement (the "Exchange Rate Agent") into U.S. dollars for payment to the registered holders thereof unless otherwise specified in the applicable pricing supplement or a registered holder elects, in the manner described below, to receive these amounts in the Specified Currency.

  Any U.S. dollar amount to be received by a registered holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date. The bid quotations will be obtained from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us. Each such bid quotation will relate to the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable on that payment date in respect of all Foreign Currency Notes denominated in the Specified Currency and scheduled to receive U.S. dollar payments. The quotation will include a commitment by the applicable dealer to execute a contract on that basis. All currency exchange costs will be borne by the registered holders of Foreign Currency Notes by deductions from any payments. If three bid quotations are not available, payments will be made in the Specified Currency.

  Registered holders of Foreign Currency Notes may elect to receive all or a specified portion of any payment of principal, premium and interest in the Specified Currency by submitting a written request to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. This written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. This election will remain in effect until revoked by written notice delivered to the Trustee on or prior to a Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Registered holders of Foreign Currency Notes to be held in the name of a broker or nominee should contact their broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

  Unless otherwise specified in the applicable pricing supplement, if the Specified Currency is other than U.S. dollars, a Beneficial Owner of a Global Security which elects to receive payments of principal, premium and interest in the Specified Currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of its election. The applicable Participant must notify the Depositary of its election on or prior to the third Business Day after the applicable Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depositary will notify the Trustee of that election on or prior to the fifth Business Day after the applicable Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the applicable Beneficial Owner and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then the applicable Beneficial Owner will receive payments in the Specified Currency.

  We will pay principal, premium and interest on Foreign Currency Notes which are to be made in U.S. dollars in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of the Notes-- General." We will pay interest on Foreign Currency Notes which are to be made in the Specified Currency on an Interest Payment Date other than the Maturity Date by check mailed to the address of the registered holders of their Foreign Currency Notes as they appear in the Security Register, subject to the right to receive these interest payments by wire transfer of immediately available funds under the circumstances described under "Description of the Notes-- General." We will pay principal, premium and interest on Foreign Currency Notes which are to be made in the Specified Currency on the Maturity Date by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by the applicable registered holder. Wire transfer payments are subject to the conditions that the particular bank has appropriate facilities to make these payments and the particular Foreign Currency Note is presented and surrendered at the office or agency maintained by the Company for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

 Availability of Specified Currency

  The Specified Currency for Foreign Currency Notes may not be available for any required payment of principal, premium and interest due to the imposition of exchange controls or other circumstances beyond our control. If this occurs, we will satisfy our obligations to the registered holders of these Foreign Currency Notes by making payments in U.S. dollars on the basis of the Market Exchange Rate, computed by the Exchange Rate Agent, on the second Business Day prior to the particular payment or, if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate.

  The "Market Exchange Rate" for a Specified Currency other than U.S. dollars means the noon dollar buying rate in The City of New York for cable transfers for the Specified Currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

  All determinations made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the registered holders of the Foreign Currency Notes.

 Judgments

  Under current New York law, a state court in the State of New York would be required to render a judgment in respect of a Foreign Currency Note in the Specified Currency, and a judgment in the Specified Currency would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, registered holders of Foreign Currency Notes would be subject to exchange rate fluctuations between the date of entry of a foreign currency judgment and the time when the amount of the foreign currency judgment is paid in U.S. dollars and converted by the applicable registered holder into the Specified Currency. It is uncertain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

  We will indemnify the registered holder of any Note against any loss incurred as a result of any judgment or order being given or made for any amount due under the particular Note and that judgment or order requiring payment in a currency (the "Judgment Currency") other than the Specified Currency, and as a result of any variation between:

  . the rate of exchange at which the Specified Currency amount is converted into the Judgment Currency for the purpose of that judgment or order; and

  . the rate of exchange at which the registered holder, on the date of payment of that judgment or order, is able to purchase the Specified Currency with the amount of the Judgment Currency actually received.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of U.S. federal income tax consequences of the purchase, ownership and disposition of Notes is based upon the provisions of the Internal Revenue Code of 1986 and regulations, rulings and judicial decisions now in effect, all of which are subject to change (perhaps retroactively) or possible differing interpretations. Any special U.S. federal income tax considerations relevant to a particular issue of the Notes will be provided in the applicable pricing supplement.

  Except as otherwise specifically noted, the summary does not address the tax consequences to holders of Notes other than original purchasers. In addition, the summary addresses only the tax consequences associated with Notes held as capital assets and does not address the tax consequences to holders with special circumstances. You may have a special circumstance if you are:

  .  a financial institution;

  .  a tax-exempt organization;

  .  an insurance company;

  .  a regulated investment company;

  .  a dealer in securities or currencies;

  . a trader in securities who elects to use the mark-to-market method of accounting for its securities holdings;

  .  a person liable for the alternative minimum tax;

  . holding Notes as a hedge against currency risks or as a position in a "straddle" or integrated or conversion transaction for tax purposes; or

  .  a person whose functional currency is not the U.S. dollar.

  If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

  The summary is divided into three parts under the captions "U.S. Holders," "Non-U.S. Holders" and "Information Reporting and Backup Withholding." You are a U.S. holder if you become the beneficial owner of a Note and for U.S. federal income tax purposes you are:

  .  a citizen or resident of the United States;

  . a corporation or partnership created or organized under the laws of the United States or any of its political subdivisions;

  . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  . a trust that is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

  A non-U.S. holder is a holder that is not a U.S. holder.

If, upon purchase of a Note, you would be a U.S. holder of that Note you should carefully review the information under the captions "U.S. Holders" and "Information Reporting and Backup Withholding" If, upon purchase of a Note, you would not be a U.S. holder of that Note you should carefully review the information under the captions "Non-U.S. Holders" and "Information Reporting and Backup Withholding."

  Before purchasing any Notes, you should consult with your own tax advisor concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences to you under the laws of any other taxing jurisdiction as a result of purchasing, owning or selling any Notes.

U.S. Holders

 Payments of Interest

  Payments of interest on a Note generally will be taxable to you as ordinary interest income at the time such payments are accrued or are received (in accordance with your regular method of tax accounting). Interest income and original issue discount (as defined below) on a Note generally will constitute foreign source income and generally will be considered "passive income" or "financial services income" for purposes of computing the foreign tax credit.

 Original Issue Discount

  The following is a general discussion of the U.S. federal income tax consequences of the purchase, ownership and disposition of Notes issued with original issue discount. Additional rules applicable to notes with original issue discount that are denominated in or determined by reference to a currency other than the U.S. dollar are described under "Foreign Currency Notes" below.

  For U.S. federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than "qualified stated interest" prior to maturity, multiplied by the weighted average maturity of the Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of the Notes has been sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. "Qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than our debt instruments) at least annually at a single fixed rate. In addition, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays) and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

  Payments of qualified stated interest on a Note are taxable to you as ordinary interest income at the time the interest is accrued or the payment received (in accordance with your regular method of tax accounting). As a holder of a Note with original issue discount, you will be required to include original issue discount in income as ordinary income for U.S. federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of your regular method of tax accounting. In general, the amount of original issue discount included in income is the sum of the daily portions of original issue discount with respect to the Note for each day during your taxable year (or portion of your taxable year) on which you held the Note. The "daily portion" of original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the excess of (i) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) over (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is the sum of the issue price of the Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Note that were not qualified stated interest payments. Generally, you will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  If you purchase a Note with original issue discount for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased the Note at an "acquisition premium." As a result, the amount of original issue discount that you must include in gross income with respect to the Note for any taxable year (or portion thereof in which you hold the Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to that year.

  A Note with an interest rate that varies (a "Variable Note"), such as a Floating Rate Note, is subject to special rules if:

  . the issue price of the Note does not exceed the total noncontingent principal payments due under the Note by more than a specified de minimis amount; and

  . the Note provides for stated interest, paid or compounded at least annually, at current values of:

    .  one or more qualified floating rates;

    .  a single fixed rate and one or more qualified floating rates;

    .  a single objective rate; or

    . a single fixed rate and a single objective rate that is a qualified inverse floating rate.

  A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the variable rate Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiplier that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiplier that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note (for example, two or more qualified floating rates with values within 25 basis points of each other as determined on the Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (that is, a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such cap or floor is fixed throughout the term of the Note.

  An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within our control or that is unique to our circumstances, such as dividends, profits or the value of our stock (although a rate does not fail to be an objective rate merely because it is based on our credit quality).

  A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the qualified floating rate. If a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (for example, the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

  If a Variable Note provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term, the Note qualifies as a "variable rate debt instrument" and if interest on the Note is unconditionally payable in cash or property (other than our debt instruments) at least annually, then all stated interest on the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term and that qualifies as a "variable rate debt instrument" will generally not be treated as having been issued with original issue discount unless the Note is issued at a "true" discount (that is, at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on the Note is determined by assuming that the variable rate is a fixed rate equal to:

  . in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, and

  . in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Note.

  The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

  In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Note. Such a Note generally must be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Note.

  If a Variable Note qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate if the Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Note as of its issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Note is converted into an "equivalent" fixed rate debt instrument in the manner described above.

  Once a Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and you will account for such original issue discount and qualified stated interest as if you held the "equivalent" fixed rate debt instrument. For each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument if such amounts differ from the actual amount of interest accrued or paid on the Note during the accrual period.

  If a Variable Note does not qualify as a "variable rate debt instrument," then the Note would be treated as a contingent payment debt obligation. As the holder of such a Note, generally you would be required to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, any gain recognized by you on the sale, exchange or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper U.S. federal income tax treatment of any Notes that will be treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement.

  Notes may be redeemable at our option or repayable at your option prior to their stated maturity. Notes containing these features may be subject to rules that differ from the general rules discussed above. If you are considering the purchase of Notes with these features, you should consult your own tax advisors because the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

  Generally, you may elect to include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

 Short-Term Notes

  All payments on short-term Notes (Notes that have a fixed maturity of one year or less) will be included in the stated redemption price at maturity and, thus, such short-term Notes will be treated as having been issued with original issue discount. In general, if you are an individual or other cash method taxpayer, you will not be required to include accrued original issue discount in income unless you elect to do so. If you do not make this election, any gain you recognize on the sale, exchange or maturity of a short-term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to you for interest on borrowings allocable to the Note will be deferred until a corresponding amount of income is realized. In general, if you report income for U.S. federal income tax purposes under the accrual method or if you are a bank or a dealer in securities, you will be required to accrue original issue discount on a short-term Note on a straight-line basis unless you elect to accrue the original issue discount under a constant yield method (based on daily compounding).

 Market Discount

  If you purchase a Note, other than a Note with original issue discount, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Note with original issue discount, for an amount that is less than its adjusted issue price as of the purchase date, you will be treated as having purchased the Note at a "market discount" unless the market discount is less than a specified de minimis amount. The market discount rules do not apply to short-term Notes. Under these rules, you will be required to treat any partial principal payment (or, in the case of a Note with original issue discount, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of:

  .  the amount of the payment or realized gain; or

  . the market discount that has not previously been included in income and is treated as having accrued on the Note at the time of the payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless you elect to accrue market discount on the basis of semiannual compounding.

  You may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. You may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. federal income tax purposes. Such an election will apply to all debt instruments you acquire on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

 Premium

  If you purchase a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. You may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be taken into account under your regular method of accounting included during any taxable year by the amortized amount of such premium for the taxable year. If, however, we have the option to redeem the Note after you purchase it, special rules apply that could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments that you then own or thereafter acquire on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

 Disposition of a Note

  Except as discussed above, upon the sale, exchange or retirement of a Note, generally you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid qualified stated interest, which will be taxable as such) and your adjusted tax basis in the Note. Generally, your adjusted tax basis in a Note will equal your initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if you have included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss will be capital gain or loss (except to the extent of any accrued market discount), and will be long-term capital gain or loss if the Note was held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

 Foreign Currency Notes

  If you receive an interest payment in a foreign currency and you are not required to accrue the interest prior to its receipt, you will be required to include in income the U.S. dollar value of the amount received (determined by translating the foreign currency received at the "spot rate" for the currency on the date you receive the payment), regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment.

  If you are required to accrue interest on a Note prior to receipt of the interest, you will be required to include in income for each taxable year the U.S. dollar value of the interest on Notes denominated in a foreign currency that has accrued during that year, determined by translating the interest at the average rate of exchange for the period or periods during which the interest accrued. The average rate of exchange for an interest accrual period is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by you). If you are an accrual basis taxpayer, you may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles your taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. Upon receipt of an interest payment on the Note, you will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of the payment (determined by translating any foreign currency received at the "spot rate" for such foreign currency on the date received) and the U.S. dollar value of the interest income that you have previously included in income with respect to the payment.

  Original issue discount on a Note that is also denominated in a foreign currency will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars in the same manner as interest income accrued by you on the accrual basis, as described above. Likewise, you will recognize exchange gain or loss when the original issue discount is paid to the extent of the difference between the U.S. dollar value of the accrued original issue discount (determined in the same manner as for accrued interest) and the U.S. dollar value of the payment (determined by translating any foreign currency received at the spot rate for such currency on the date of payment). For this purpose, all receipts on a Note will be viewed first as the receipt of any stated interest payments called for under the terms of the Note, second as receipts of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the receipt of principal.

  The amount of market discount includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the Note is retired or otherwise disposed of. If you have elected to accrue market discount currently, the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average rate in effect during the accrual period. You will recognize exchange gain or loss with respect to market discount that is accrued currently using the approach applicable to the accrual of interest income as described above.

  Bond premium on a Note will be computed in the applicable foreign currency. If you elect to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss (which is generally ordinary income or loss) will be realized based on the difference between spot rates at such time and at the time of acquisition of the Note. If you do not elect to amortize bond premium, you will translate the bond premium, computed in the applicable foreign currency, into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

  Your tax basis in a foreign currency Note will be the U.S. dollar value of the foreign currency amount paid for the Note determined at the time of purchase. If you purchase a Note with previously owned foreign currency, you will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between your tax basis in such foreign currency and the fair market value of the Note in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

  For purposes of determining the amount of any gain or loss you will recognize on the sale, exchange or retirement of a foreign currency Note, the amount realized upon such sale, exchange or retirement will be the U.S. dollar value of the amount realized in foreign currency (other than amounts attributable to accrued but unpaid interest not previously included in your income), determined at the time of the sale, exchange or retirement.

  You will realize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange or retirement) of a foreign currency Note. This gain or loss will be treated as ordinary income or loss. The recognition of gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a foreign currency Note. If a Note is denominated in one of certain hyperinflationary foreign currencies, generally:

  . exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) that the Note was held; and

  . the exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on (and an adjustment to your tax basis in) the Note.

  Your basis in foreign currency received as interest on (or original issue discount with respect to), or received on the sale or retirement of, a Note will be the U.S. dollar value thereof at the spot rate at the time you received the foreign currency. Any gain or loss you recognize on a sale, exchange or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

Non-U.S. Holders

  If you are a non-U.S. holder, you will not be subject to U.S. federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note provided that:

  . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  . you are not a controlled foreign corporation that is related to us through stock ownership;

  . you are not a bank that receives interest on a Note or an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business;

  .  you provide the ownership statement described below; and

  .  the interest is not contingent interest.

  To qualify for the exemption from taxation, the last U.S. payor in the chain of payment prior to payment to you (the "withholding agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by you under penalties of perjury, (ii) certifies that you are not a U.S. holder and (iii) provides your name and address. The statement may be made on an IRS Form W-8BEN or a substantially similar form, and you must inform the withholding agent of any change in the information on the statement within 30 days of the change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent. In such case, however, the signed statement must be accompanied by a copy of IRS Form W-8BEN or the substitute form provided by you to the organization or institution.

  Generally, you will not be subject to withholding of U.S. federal income taxes on any amount that constitutes capital gain upon the sale, exchange, retirement or other disposition of a Note.

  If you cannot satisfy the requirements of the "portfolio interest" exception described above, payments of premium (if any) or interest (including original issue discount) made to you will be subject to a 30% withholding tax unless you provide to us or our paying agent, as the case may be, a properly executed:

  . IRS Form W-8BEN (or successor form) claiming an exemption from withholding under the benefit of a tax treaty; or

  .  IRS Form W-8ECI (or successor form) stating that interest paid on the
     Note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

  If you are engaged in a trade or business in the United States and premium, if any, or interest (including original issue discount) on the Note is effectively connected with the conduct of your trade or business, you, although exempt from the withholding tax discussed above, will be subject to U.S. federal income tax on such premium, interest and original issue discount on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower treaty rate) of your effectively connected earnings and profits for the taxable year, including such premium, if any, and interest (including original issue discount) on a Note.

  Any gain realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to U.S. federal income tax unless:

  . the gain is effectively connected with your trade or business in the United States; or

  . if you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

  Notes will not be includible in your estate provided that you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and provided that at the time of your death, payments in respect of the Notes would not have been effectively connected with your conduct of a trade or business in the United States.

  Special rules may apply to certain non-U.S. holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," and an individual who is a U.S. expatriate. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Information Reporting and Backup Withholding

  Backup withholding of U.S. federal income tax at a rate of 30.5% in 2001, 30% in 2002 and 2003, 29% in 2004 and 2005, 28% from 2005 to 2010 and 31%
thereafter may apply to payments made in respect of Notes registered in your name if you are not an "exempt recipient" and you fail to provide certain identifying information (such as your taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of Notes to a U.S. holder must be reported to the IRS, unless the U.S. holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding and information reporting for a non-U.S. holder who is not an exempt recipient provided that the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person.

  Backup withholding and information reporting generally will not apply to payments of the proceeds of a Note to or through the foreign office of a custodian, nominee, broker or other foreign agent on behalf of the beneficial owner of the Note. If, however, such custodian, nominee, agent or broker is:

  .  a U.S. person;

  .  a controlled foreign corporation;

  . a foreign person that derives 50% or more of its gross income from the conduct of a trade or business in the United States; or

  . a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, such payments will not be subject to backup withholding but will be subject to information reporting, unless (i) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (ii) the beneficial owner otherwise establishes an exemption.

  Payments of principal, interest, original issue discount and premium on a Note paid to the beneficial owner of a Note by a U.S. office of a custodian, nominee or agent, or the payment by the U.S. office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to above and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the beneficial owner otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax provided the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION

  We are offering the Notes on a continuing basis for sale to or through Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (the "Agents"). The Agents, individually or in a syndicate, may purchase Notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. We may, however, agree with an Agent for that Agent to use its reasonable efforts on an agency basis on our behalf to solicit offers to purchase Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. We will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through that Agent as our agent. We will negotiate commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent as our agent at the time of the related sale.

  Unless otherwise specified in the applicable pricing supplement, any Note sold to an Agent as principal will be purchased by that Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with that purchase. An Agent may allow, and dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

  We reserve the right to withdraw, cancel or modify this offer without notice and may reject offers in whole or in part (whether placed directly by us or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

  Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of your Notes in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of Notes--General."

  Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that a secondary market for the Notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

  In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, the applicable Agents will be permitted to engage in certain transactions that stabilize the price of Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If those Agents create a short position in Notes, i.e., if they sell Notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of these types of purchases.

  Neither we nor any Agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither we nor any Agent makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). We have agreed to indemnify the Agents against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof.

  In the ordinary course of its business, the Agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and our various affiliates.

  From time to time, we may sell other securities referred to in the accompanying prospectus, and the amount of Notes offered hereby may be reduced as a result of these sales.

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                                  $425,000,000

                         [LOGO OF HALLIBURTON COMPANY]

                   $150,000,000 Floating Rate Notes due 2003
                         $275,000,000 6% Notes due 2006

                                   --------

                               PRICING SUPPLEMENT

                                 July 11, 2001

                                   --------

Salomon Smith Barney                                                    JPMorgan

                                   --------

ABN AMRO Incorporated

                                      HSBC

                                                      The Royal Bank of Scotland

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